Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-133898 and No. 333-112932 on Form S-8, and Registration Statement No. 333-150244 on Form S-3 of our report dated February 28, 2020, relating to the consolidated financial statements and internal controls of Maui Land & Pineapple Company, Inc. and subsidiaries (which report expresses unqualified opinions), appearing in this Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. for the years ended December 31, 2019 and 2018.

/s/ ACCUITY LLP

Honolulu, Hawaii

February 28, 2020